Exhibit 21

SUBSIDIARIES: The following lists all subsidiaries and affiliates of A. O. Smith Corporation.

Name of Subsidiary	Jurisdiction in Which Incorporated
AOS Holding Company	Delaware
A. O. Smith International Corporation	Delaware
A. O. Smith Water Treatment (North America), Inc.	Delaware
Aquaboss LLC	Delaware
SICO Acquisition, LLC	Delaware
Takagi—A. O. Smith Tankless Water Heater Company LLC	Delaware
American Water Heater Company	Nevada
Hague Europe, LLC	Ohio
William R. Hague, Inc.	Ohio
Lochinvar, LLC	Tennessee
State Industries, LLC.	Tennessee
Aquasana, Inc.	Texas
A. O. Smith Holdings (Barbados) SRL	Barbados
A. O. Smith Enterprises Ltd.	Canada
A. O. Smith (China) Investment Co., Ltd.	China
A. O. Smith (China) Water Heater Co., Ltd.	China
A. O. Smith (China) Water Products Co., Ltd.	China
A. O. Smith (Nanjing) Water Treatment Products Co., Ltd.	China
A. O. Smith L’eau chaude S.a.r.l.	France
Waterboss Europe, SRL	France
A. O. Smith (Hong Kong) Limited	Hong Kong SAR
A. O. Smith India Water Products Private Limited	India
Products de Agua, S. de R.L. de C.V.	Mexico
A.O. Smith Holdings I B.V.	The Netherlands
A.O. Smith Holdings II B.V.	The Netherlands
A.O. Smith Holdings III B.V.	The Netherlands
A.O. Smith International Holdings B.V.	The Netherlands
A.O. Smith Products v.o.f.	The Netherlands
A.O. Smith Water Products Company B.V.	The Netherlands
AO Smith Su Teknolojileri Anonim Sirketi	Turkey
A. O. Smith Water FZE	United Arab Emirates
Lochinvar Limited	United Kingdom
A. O. Smith Vietnam Company Limited	Vietnam